BlackRock Van Kampen Value FDP Fund
12/01/2009 - 05/31/2010
Transactions Subject to Rule 10F-3

TRADE DATE	FUND NAME	SECURITY	AMOUNT PURCHASED	GROSS SPREAD (%)	% PURCHASED BY SUBADVISER	PRICE

12/15/2009	BlackRock VK FDP Value Fund	Wells Fargo	10,500	0.0056%	0.009%	$25.00

3/31/10	BlackRock VK FDP Value Fund	Primerica Inc.	800	7% or $1.05	0.010%	$15.00